Exhibit 99.1

Contact:

William A. Hockett

EVP Corporate Communication

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2008

- 49% Product Revenue Growth and 36% Lower Loss Highlight Quarter -

Salt Lake City, November 1, 2007 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the first quarter of fiscal 2008. For the three-month period ended September 30, 2007, molecular diagnostic revenue increased to $46.1 million from $30.9 million in the same three months in 2006, an increase of 49%. The majority of this growth resulted from increased customer demand and accelerated market penetration, and included an encouraging level of initial sales of the Company’s newest product, TheraGuide 5-FU™.

Total revenues for the first quarter of fiscal 2008 were $48.3 million, up 44% from $33.5 million in the same quarter of the prior year. Research revenues were $2.2 million for the first quarter of fiscal 2008, compared with $2.7 million for first quarter of fiscal 2007.

Research and development expenses for the three months ended September 30, 2007 were $26.0 million, compared with $26.2 million for the same three-month period in the prior year.

“Our first quarter of fiscal 2008 was excellent, as we once again achieved record product revenues” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “These results are gratifying, because it means that more men and women are learning about their risks of developing future cancer so that they can take action to prevent or delay the onset of this terrible disease.”

Selling, general and administrative expenses for the first quarter of fiscal 2008 were $26.5 million, compared with $14.2 million for the same quarter of the prior year. This increase was primarily attributable to costs associated with the 49% growth in molecular diagnostic revenues, launch of the TheraGuide 5-FU product, initiation of our direct-to-consumer marketing campaign, expansion of our molecular diagnostic salesforce and commercial planning associated with future pharmaceutical products. The additional sales representatives are concentrating their efforts on women’s primary healthcare in an effort to reach women who have not already been diagnosed with the disease, but who are at potentially high risk of cancer due to their family history.

The net loss for the first quarter of fiscal 2008 was $8.0 million, a 36% decrease in loss from $12.4 million in the same quarter in fiscal 2007. On a per share basis, the loss for the quarter ended September 30, 2007 was $0.18, a 42% decrease from $0.31 in the first quarter for fiscal 2006. The average number of shares outstanding in the first quarter of fiscal 2008 increased to 43.6 million, from 39.7 million in the first quarter of 2007.

As of September 30, 2007, management believes that the Company remains in strong financial condition, with approximately $299 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

Drug Development Update

Myriad is pleased to report that its U.S. Phase 3 trial of Flurizan in Alzheimer’s disease is proceeding on schedule and that the 18-month term of study will conclude as planned at the end of March 2008. The Company anticipates that it will report the top-line results of this study by the end of June 2008.

Additionally, Myriad plans to submit an Investigational New Drug application to the FDA, by the end of December 2007, for Vivecon™ for the treatment of HIV-infected individuals. Vivecon is Myriad’s novel viral maturation inhibitor that has been shown to be effective against drug resistant strains of HIV and to exhibit a favorable safety profile in preclinical toxicology studies.

Management Change

Finally, Jay Moyes, the Company’s CFO, has decided to retire to pursue his passion – race car driving.

“I have had the pleasure of knowing Jay for over 20 years and he’s been my CFO at Myriad for over 14 years”, said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Through the years, I have developed a great admiration for Jay’s financial acumen combined with his uncanny common sense and good judgment. But most of all, he’s a man of great integrity and a loyal friend.”

The Company admonishes Jay to drive safely. The entire staff at Myriad thanks Jay for the truly exceptional service that he has provided to the Company over his tenure and is appreciative of all that he has done for Myriad.

The Company is pleased to report that Jim Evans, Vice President of Finance for Myriad Genetics, Inc., has been appointed to replace Jay as CFO. Jim has been with Myriad for 12 years, and has worked closely with Jay on the Company’s important financial projects. Jim is a CPA, a former auditor at KPMG, and brings 20 years of experience in finance to the CFO position. The Company is excited to welcome Jim to his new role at Myriad.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Standard Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. All callers will need to reference conference ID number 21783581. An archived replay of the call will be available for 7 days by dialing (800) 642-1687 or (706) 645-9291, and entering the conference ID number. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan, Azixa, Vivecon and TheraGuide 5-FU are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased demand for our molecular diagnostic products and an encouraging level of sales of TheraGuide 5-FU, the expansion of our sales force and focus on women’s primary healthcare, our belief that the Company remains in strong financial condition, the expected conclusion of the U.S. Phase 3 trial of Flurizan and the report of top-line results, and the planned submission of an IND to the FDA for Vivecon. These forward looking statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the risk that we may be unable to develop or market additional personalized medicine products that may help identify appropriate drug selection and dose; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2007	Sep. 30, 2006
Revenues:
Molecular diagnostic revenue	$46,056	$30,851
Research revenue	2,210	2,692

Total revenues	48,266	33,543

Costs and expenses:
Molecular diagnostic cost of revenue	7,335	8,105
Research and development expense	26,025	26,245
Selling, general and administrative expense	26,488	14,193

Total costs and expenses	59,848	48,543

Operating loss	(11,582)	(15,000)

Other income (expense):
Interest income	3,857	2,602
Other	(274)	(27)

	3,583	2,575

Net loss	$(7,999)	$(12,425)

Basic and diluted loss per share	$(0.18)	$(0.31)

Basic and diluted weighted average shares outstanding	43,568	39,700

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sep. 30, 2007	Jun. 30, 2007
Cash, cash equivalents, and marketable investment securities	$299,290	$308,312
Trade receivables, net	33,488	31,103
Other receivables	2,559	1,348
Prepaid expenses	8,288	2,499
Equipment and leasehold improvements, net	25,966	24,888
Other assets	3,779	3,917

Total assets	$373,370	$372,067

Accounts payable and accrued liabilities	$31,613	$31,321
Deferred revenue	9	383
Stockholders’ equity	341,748	340,363

Total liabilities and stockholders’ equity	$373,370	$372,067